Exhibit 23.2

CONSENT OF ON POINT RESOURCES, INC.

We hereby consent to the inclusion in the Annual Report on Form 10-K prepared by U.S. Energy Corp. (the “Company”) for the year ended December 31, 2025, of our report relating to certain estimated quantities of the Company’s proved reserves of oil and natural gas, future net income and discounted future net income, effective December 31, 2025. We further consent to reference to our firm in the Annual Report, including, but not limited to, under Item 2 – Properties under the heading “Oil and Natural Gas Interests” and Item 8, Note 16 of the Notes to Consolidated Financial Statements under the caption “Supplemental Oil and Natural Gas Information (Unaudited).” We further consent to the inclusion of our report dated January 8, 2025, containing our opinion on the proved reserves attributable to certain properties that the Company has represented that it has an interest in as of December 31, 2025, as an exhibit in the Annual Report and to the incorporation by reference of information from our Report into the Company’s Registration Statements on Form S-3 (Nos. 333-267286 and 333-265532), and Form S-8 (Nos. 333-267267, 333-183911, and 333-261600).

Very truly yours,

On Point Resources, Inc.

/s/ Don Jacks
Don Jacks, President
March 13, 2026